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                      AVIVA INVESTORS NORTH AMERICA, INC.
                           IA POLICIES AND PROCEDURES
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                                   SECTION 8

                      CODE OF ETHICS AND PERSONAL TRADING

GENERAL PROVISIONS

AINA has established, maintains and enforces this Code of Ethics to set forth the standards of conduct required of Covered Persons and to require compliance with the federal securities laws and AINA's fiduciary duties. This Code of Ethics also addresses the personal securities trading activities of Covered Persons in an effort to detect and prevent illegal or improper personal securities transactions.

A. CODE OF ETHICS

POLICY

These Policies and Procedures provide guidance to all Covered Persons regarding certain applicable statutes, regulations and Company policy. Because of AINA's capacity as an investment adviser registered with the Securities and Exchange Commission, AINA and all its Covered Persons are responsible collectively, and as individuals, to maintain knowledge, understanding, and compliance with the letter and spirit of applicable laws, rules, and regulations. Additionally, AINA, as a matter of policy and as a fiduciary to our clients, has responsibility to act in the best interest of our clients and to protect our client's information.

         YOUR ROLE: AINA operates through its employees and officers who perform a variety of important business functions. All Covered Persons have an obligation to conduct AINA's business in a manner that maintains the trust and respect of our employees, our customers, our colleagues, and the general public. It is your responsibility to ensure:

         o That all aspects of our business (internally and externally) are conducted at all times consistent with AINA's status as a fiduciary to our clients, in a fair, lawful, and ethical manner, maintaining the trust of all concerned.

         o That our working environment encourages employees to conduct themselves with integrity, honesty, and fairness in the performance of their duties.

         o That you comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly: defrauds a client in any manner; misleads a client, including any statement that omits material facts; operates or would operate as a fraud or deceit on a client; functions as a manipulative practice with respect to a client; and functions as a manipulative practice with respect to securities.

         o That any possible or actual unethical, prohibited or illegal conduct, including violations of this Code, by any Covered Person is quickly brought to the attention of your supervisor, the CCO or senior management. AINA has established two additional formats for reporting unethical conduct. You can report unethical conduct in an anonymous and confidential system at avivarightcall@tnwinc. com or 1-888-847-5261 and you can create an anonymous and confidential incident report at https://avivainvestors. ptaconnect. com.

         o That you become familiar with the Policies and Procedures of AINA and develop a thorough understanding of their application either through study of the policy, questions and discussion with management or attendance of classes provided for this purpose. Issues that cannot be



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                  resolved by reference to the Policies and Procedures should be directed to your supervisor or the CCO.

         o That if you, in the course of your normal business for AINA or through other means, become aware of material non-public information, you will notify the CCO or his/her designee at once so the name of the security may be incorporated into our software system managing our pre-clearing of personal securities transactions so that no personal trades of Covered Persons will be made in the security. Further information concerning this is contained in AINA's Insider Trading policy contained in these Policies and Procedures.

         CONFIDENTIALITY: Business relationships usually require the exchange of confidential information. Covered Persons have a responsibility to restrict the use of that information and the confidential and proprietary information of AINA and its affiliates at all times. Covered Persons shall not use confidential information for purposes other than those expected or approved by AINA or its affiliates. Covered Persons have further responsibility to safeguard confidential information of customers, and employees so that access is restricted to those who have a need to know.

In the course of business, Covered Persons may have access to financial and other personal information about customers and employees. This information may be contained in documents, electronic systems, or shared verbally. All Covered Persons have an obligation to keep this information confidential and respect the privacy right of clients and employees. This confidentiality is critically important to maintaining our credibility and the trust of our customers, the public, and our employees. Any questions regarding disclosure of the above information should be discussed with the CCO.

Unauthorized or improper disclosure could be harmful and might result in liability for AINA. More importantly, success in our business depends on our customers' and employees' trust that we properly use information confided in us.

The confidential information of AINA and its affiliates includes, but is not limited to, all non-public and/or proprietary information (whether written or contained in an electronic medium), trade secrets, information regarding products or services, customer lists, business plans, expansion plans, investment-related data and strategies, operating results, financial condition, projections and assumptions, systems and systems development information, and information pertaining to any of the foregoing or to research, business development, marketing, purchasing, pricing and current and potential customers. Information which is confidential to AINA and its affiliates also includes any and all reports, analyses, copies, reproductions, summaries, notes, extracts or other information, regardless of the persons who prepared them, that is based on, contains or reflects any of the foregoing described confidential information. However, information is generally not considered confidential to AINA or its affiliates if the information is or becomes available to the public other than as result of an improper disclosure.

In the conduct of Company business, you must:

         o Request and use only information that is related to our business needs. Such information should be revealed and discussed only within the scope of your job.


         o Restrict access to records to persons with proper authorization and legitimate business needs.

         o Include only relevant and accurate data in files that are used as a basis for taking action or making business decisions.

         USE OF EMAIL: U.S. Covered Persons shall not use any service other than those provided by AINA, which presently includes only Outlook and Bloomberg, to send emails relating to or used to conduct company business. Covered Persons who are employed by Participating Affiliates of AINA may additionally use such email services as are approved by their employer as long as SEC requirements relating to the saving of emails and the searchability of emails are satisfied and procedures ensuring such saving and searchability have been approved in advance by Firm Compliance. In addition, no Covered



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Person shall use text messaging, instant messaging, or any other form of written communication other than email, traditional mail, or facsimile to conduct company business unless the form of communication shall have been approved in advance by the CCO.

         OTHER STANDARDS OF BUSINESS CONDUCT: In all dealings with customers and members of the public, generally, all Covered Persons of AINA must adhere to the highest standards of honesty and fair dealing. In particular, all Covered Persons must comply with the following limitations and prohibitions:

         o No Covered Person will make false or misleading statements, or fail to state material facts in connection with securities transactions.

         o Covered Persons should not deliberately time personal security transactions to precede or follow client orders in the same security, taking unfair advantage of the change in market price. Client orders must always take precedence over personal orders of any Covered Persons.

         o Personal activity in financial markets should not be excessive in terms of the Covered Persons' financial resources or should not interfere in any way with the normal activities of his/her job.

         o Covered Persons may be members of investment clubs (organizations whose members make joint decisions on which securities to buy or sell and where such securities are generally held in the name of the investment club), but are required to obtain the written permission of AINA's CCO prior to participating. Specific policies and procedures regarding investment club participation are contained in the personal trading policies and procedures below.

         o Covered Persons may not borrow money from any of AINA's suppliers or clients. However, the receipt of financing on customary terms in connection with the purchase of goods or services is not considered to be borrowing within this prohibition on borrowing. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law. Note, however, the supplier or client lending money to the Covered Persons must be doing so in the ordinary course of its business.

         o Covered Persons, while engaged in any outside activity, may not express or imply that they are acting as a representative of AINA. This stipulation includes testifying as "expert witnesses" without prior approval of the CCO.

         o Employees and officers may not act in the capacity of a trustee, executor, administrator, conservator or guardian, other than with respect to assets of persons related to the employee or officer by blood or marriage, without approval of the CCO.

         o Covered Persons may not engage in any employment or business activity outside of employment with AINA which inappropriately interferes with such person's normal business activities with AINA or creates (or potentially creates) a conflict of interest with the interests of AINA or the responsibilities of such person or persons at AINA. Covered Persons shall notify the CCO of all directorships and officerships of companies outside of AINA in advance of holding such positions and shall otherwise notify the CCO of any outside employment or business activity which may interfere with such person's normal business activities or which may create a conflict of interest with AINA.

In all dealings with clients, AINA takes great care to assure that each client is treated fairly and objectively. In particular, AINA strives to avoid intentional or accidental favoritism in the timing or quality of service to clients.

Fair dealing does not mean "equally," as accounts may have unique needs, investment criteria, and investment objectives. Fair dealing instead refers to the obligation of AINA to ensure that all clients and prospective clients are treated fairly in light of their investment objectives and circumstances.



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CONFLICTS OF INTEREST: A conflict of interest is defined as a personal interest outside AINA that could conflict with one's obligation to AINA and/or its clients. A conflict of interest may exist even when no wrong is done; the opportunity to act improperly may be enough to create a conflict or the appearance of a conflict. Covered Persons may not engage in personal activities that would give the appearance of influencing their decision making with respect to AINA's business.

GIFTS: Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or raise a potential conflict of interest. As a general rule, Covered Persons Are Prohibited From Accepting Any Gift. However, gifts of strictly nominal value are allowed. Such gifts include normal and customary business entertainment (e.g., business meals and entertainment where the person providing the entertainment is present) that is not "lavish," the cost of which would be paid for by AINA as a reasonable expense if not paid by the client. While "nominal value" and "lavish entertainment" are difficult to define, any gift or entertainment is not acceptable if an independent third party might think that the Covered Person would be influenced in conducting business. Gifts of an extraordinary or extravagant nature to a Covered Person should be declined or returned in order to avoid compromising the reputation of the Covered Person or AINA. These principles also apply to relationships between Covered Persons and any official bodies or persons, as well as with clients. Any act that might be interpreted as an attempt at bribery is strictly prohibited.

AINA's general policy is that no Covered Person shall, directly or indirectly, give or receive anything of value, including gratuities, in excess of one hundred fifty dollars ($150) per individual per year to any person, principal, proprietor, employee, agent or representative when payment is in relation to AINA's business. All gifts and gratuities received or given by a Covered Person in excess of $150 as provided above must be listed on the Annual Ethical Practices/Conflict of Interest Questionnaire (unless otherwise disclosed in the Quarterly Activity Report).

GIFTS TO FOREIGN OFFICIALS: In 1977, the United States Congress enacted laws referred to as the Foreign Corrupt Practices Act ("FCPA") as a response to a series of corporate bribery scandals involving foreign government officials. The FCPA sets forth severe penalties for persons and companies found to have given improper gifts to foreign officials. In order to ensure that AINA and all its employees and agents avoid a violation of the FCPA, it is the policy of AINA that neither AINA nor any employee or agent of AINA may make or offer to make any payment or give or offer to give any gift or anything of value, or provide means or entertainment to any foreign official except for direct payment for nondiscretionary routine government actions. Examples of acceptable nondiscretionary routine government actions include the issuance of permits, licenses or documents which allow one to do business in a foreign country. Other than the routine processing of payments through the Finance Department, before making any payment or providing anything of value to a foreign official, it is required that persons notify the CCO in advance in order to confirm such a payment or gift will not violate the FCPA.

1940 ACT REQUIREMENTS: An adviser to a RIC is subject to the RIC's code of ethics. Rule 17j-1 of the 1940 Act, which is substantially similar to Rule 204A-1 of the Advisers Act, prohibits an investment adviser to a RIC and its affiliated persons from engaging in fraudulent or deceptive acts in connection with the purchase or sale, directly or indirectly, by the adviser or affiliated person of a security held or to be acquired by the investment company.

Rule 17j-1 also requires that every investment adviser to an investment company adopt a written code of ethics containing provisions reasonably necessary to prevent its "access persons" from engaging in conduct prohibited by the rule. An adviser's code of ethics must be approved by the investment company's board of directors before the adviser is initially retained and no later than six months after a material change to the code. At least annually, an adviser must provide the investment company's board with a written report describing any issues that have arisen under the code of ethics since the last report and certifying that the adviser has adopted procedures reasonably necessary to prevent access persons from violating the code.



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Rule 17j-1 also requires that an access person submit an initial securities holdings report no later than 10 days after the person becomes an access person, quarterly transaction reports no later than 30 days after the end of a calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports), and annual holdings reports. Rule 17j-1 defines an "access person" as any officer, director, or general partner of the investment company's adviser, as well as: (1) an employee "who, in connection with his or her regular duties, makes, participates in, or obtains information, regarding the purchase or sale of Covered Securities (as defined in Rule 17j-1) by a fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales," and (2) any natural person in a control relationship to the adviser who obtains information concerning recommendations made to the investment company with regard to the purchase or sale of covered securities. Non-interested directors (as such term is defined by Section 2(a)(19) of the 1940 Act) are excepted from the reporting requirements of Rule 17j-1 unless the director knew, or should have known, that during the 15-day period immediately before or after the director's transaction in a covered security, the fund purchased, or the adviser considered purchasing or selling, the covered security. The required contents of holding and transaction reports and exceptions to the reporting requirements of Rule 17j-1 are substantially the same as those of Rule 204A-1. AINA's Code of Ethics is designed to comply with Rule 17j-1.

DISQUALIFIED PERSONS: Section 9 of the 1940 Act prohibits persons who have committed various acts from serving in certain capacities with respect to RICs.
 Under Section 9(a), an "ineligible person" generally cannot serve in the following capacities with respect to a RIC: employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter (each a "Fund Position.")

Section 9(a) defines four situations that make persons or entities ineligible to serve in a Fund Position:

         1. Persons with convictions within the last ten years that are tied to securities transactions or employment in the securities field.

         2. Persons with permanent or temporary injunctions from acting in certain capacities in the securities arena.

       3. Companies which have an affiliated person that is ineligible under the first two situations above.

       4. Persons who are subject to an SEC order declaring them to be ineligible under Section 9.

Where AINA is an adviser to a RIC, AINA Firm Compliance shall be responsible for monitoring compliance with the disqualified persons' requirements for its employees. AINA Firm Compliance shall notify the ORC in the event AINA hires or employs a disqualified person and shall assure that clients are notified of the same in accordance with governing guidelines.

CERTIFICATIONS AND AMENDMENTS

AINA has adopted various procedures to implement AINA's policy with respect to the Code of Ethics which are summarized as follows:

ANNUAL CERIFICATION OF SECURITIES HOLDINGS AND CONFLICTS QUESTIONNAIRE: In each calendar year, all Covered Persons will be required to complete an Annual Certification of Securities Holdings and Conflicts Questionnaire. This questionnaire asks Covered Persons to confirm that: they have received these Policies and Procedures and agree to adhere to them, they have disclosed all securities holdings and securities accounts and all such securities and accounts are set forth in PTAConnect, whether they have made any political contributions and whether there have been any criminal findings or order of the SEC issued against the Covered Person. Completion and signature on the Annual Certification of Securities Holdings and Conflicts Questionnaire will also serve as certification and proof that Covered Persons have read this policy.

INITIAL COVERED PERSON CERTIFICATION: Upon (i) initial employment, (ii) being designated an Access Person or (iii) for non-employees, being elected an officer or director of AINA, Covered Persons will be required to complete an Initial Covered Persons Certification. This certification asks, among other things, that Covered Persons disclose whether they have made any political contributions and whether



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there have been any criminal findings or order of the SEC issued against the
Covered Person. Completion and submission of the certification will also serve as certification that Covered Persons have received and read this policy.

QUARTERLY CERTIFICATION: Covered Persons are required to (i) report quarterly to the CCO whether they have reported all securities transactions and securities accounts from the preceding calendar quarter. . This activitiy is routinely examined to be certain they fall within the scope of normal business activities and practices and create no conflict of interest or disadvantage for any client.

ACKNOWLEDGEMENT & RECEIPT OF UPDATED POLICIES CERTIFICATION AND AMENDMENTS TO THE CODE OF ETHICS (IF APPLICABLE): When Policies and Procedures are amended, all Covered Persons will be notified of the changes. All Covered Persons will be required to review the changes and to certify that they have received, read and understand the revised Polices and Procedures.

SUBMISSION OF CERTIFICATION / TIMELY CERTIFICATION: Covered Persons will access and submit the appropriate questionnaire, report and/or certification through PTAConnect, which is a software application used by AINA to assist with implementation of this policy. Training will be provided to all Covered Persons using PTAConnect regarding its use. The questionnaires, disclosures and certifications shall be maintained by Firm Compliance. Firm Compliance will work with PA Compliance and persons located in remote offices, to create procedures for the submission of questionnaires and certifications in situations in which PTAConnect is not available.

As a Covered Person, you are responsible for providing accurate information on the questionnaires, disclosures and certifications provided to the CCO. Whenever possible, you should seek guidance in advance to ensure necessary written approvals are obtained relative to any potential conflict situations.

DEADLINE FOR SUBMISSIONS OF CERTIFICATIONS: Annual and quarterly certifications are to be completed and submitted through PTAConnect within 30 days of notification that a certification is due. Initial certifications are to be completed within 10 calendar days of a Covered Person's start date.

ANNUAL CERTIFICATION TO RICS' BOARD OF DIRECTORS: On an annual basis, the CCO will prepare and furnish to the Board of Directors of each RIC, as required, a written report that describes any issues arising under the Code of Ethics or any of the procedures AINA has adopted thereunder and certifies that AINA has adopted procedures reasonably necessary to prevent Access Persons (as defined by the 1940 Act) from violating the Code of Ethics.

PENALTIES FOR FAILURE TO PROVIDE TIMELY CERTIFICATIONS: The first failure to provide a timely certification may result in a warning to the Covered Person with notice to the Covered Person's management and Human Resources. Subsequent violations may result in additional warnings or other more stringent penalties depending upon the frequency of the violation and other factors.

B. PERSONAL TRADING

POLICY

AINA's policy allows Covered Persons to maintain personal securities accounts provided that such personal investing in Covered Securities in any accounts in which the Covered Person has Beneficial Ownership, including any accounts for any immediate family or household members, is consistent with AINA's fiduciary duty to its clients and is consistent with regulatory requirements.

AINA requires each Covered Person (excluding non-officer directors) to receive pre-approval pursuant to these policies and procedures prior to executing a personal trade.



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BACKGROUND

The Advisers Act requires advisers to implement policies and procedures to detect and prevent insider trading.

DEFINITIONS

"Beneficial Ownership" of a security shall mean the direct or indirect ownership of a security. Indirect ownership of a security includes any right to any pecuniary benefit from holding, purchasing and/or selling such security.
 An indirect pecuniary interest of a security may be deemed to exist as a result of the ownership of securities by any of such person's immediate family members (including a child, stepchild, grandchild, parent, and son- or daughter-in-law) and others sharing the same household. No person shall be considered to have "Beneficial Ownership" of a security for purposes of these Policies and Procedures solely by reason of his or her possessing voting and/or dispositive power with respect to the security.

"Covered Securities" include all securities (both stocks and bonds), whether publicly or privately traded, including but not limited to interests in registered investment companies for which AINA provides advisory services, closed-ended ETFs, voluntary tender offers, hedge funds and other private placements, and any option, future, forward contract or other obligation involving a security or index of securities, including an instrument for which value is derived or based on any of the above (a "derivative").

The following are not Covered Securities:

         o        Direct obligations of the Government of the United States;
         o        High quality (investment grade) debt instruments with a
                  remaining term to maturity of one year or less;
         o        Money market instruments, such as certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper.
         o Open-end registered investment companies (i. e. , mutual funds) for which AINA does not provide advisory services;
         o Physical commodities (including foreign currencies) or any derivatives thereof; or
         o Involuntary tender offers and open-ended ETFs (but see Transactions Excluded From Pre- Clearance Procedures" below).

"Immediate Family Member" of a person includes the person's spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

PROCEDURES

DISCLOSURE OF SECURITIES HOLDINGS AND TRANSACTIONS: AINA shall manage its Personal Trading policies and procedures with the assistance of a third party vendor, SunGard Protegent. Information shall be communicated to AINA through PTAConnect. The CCO or his/her designee shall provide training to all U.S. Covered Persons regarding the use of PTAConnect.

All Covered Persons are required to report information on holdings of and transactions in Covered Securities in which the Covered Person has Beneficial Ownership as set forth below. Reporting may also be required for securities which do not fall within the definition of "Covered Securities." See TRANSACTIONS EXCLUDED FROM PRE-CLEARANCE PROCEDURES below.

Holdings Reports: Covered Persons who have accounts with a broker, dealer and/or bank in which they have Beneficial Ownership of Covered Securities must provide AINA with a report of holdings as of the start date of employment or the day in which the account was opened (if not a new employee). This report must be delivered no later than 10 days after becoming a Covered Person and the information must be current as of a date no more than 45 days prior to becoming a Covered Person. The report must contain the following information:

         o        date the report is submitted;



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         o        title of the account;
         o        account number;
         o name of the broker, dealer or bank with whom the account is maintained;
         o        security description;
         o        Cusip and/or Ticker Symbol;
         o        number of shares; and
         o        principal amount.

It is the responsibility of the Covered Person to ensure that duplicate confirmations and account statements for all accounts in which the Covered Person has beneficial ownership be sent to SunGard Protegent PTA.
Confirmations and account statements will be reviewed on a regular basis under the direction of the CCO.

Every Covered Person will have access to PTAConnect. Through the use of this software Covered Persons will be able to notify the CCO and SunGard Protegent PTA of any accounts in which the Covered Person has Beneficial Ownership. PTAConnect will provide a letter that the Covered Person must forward to his or her broker/dealer or bank, which letter sets forth a request for the broker/dealer or bank to provide to AINA the Covered Person's duplicate confirmations and account statements. Until such time that the broker/dealer or bank begins to send duplicate confirmations or statements, the Covered Person is responsible for sending copies of this information to Aviva Investors, c/o SunGard Protegent PTA, P.O. Box 993, Burlington, MA 01803.

PRE-CLEARANCE REQUIRED: All Covered Persons (excluding non-officer directors) must obtain pre-clearance prior to engaging in any personal transaction in Covered Securities where they have Beneficial Ownership. The trading restrictions of these Policies and Procedures apply to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender, stock purchase plan, gift inheritance, or otherwise. Certain exceptions to this requirement are set forth below.

PRE-CLEARANCE PROCEDURES: Covered Persons will utilize PTAConnect to obtain pre-clearance approval. If a proposed trade is not pre-cleared, the CCO is not required (and may not be at liberty) to specify the reasons for the denial.

PRE-CLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS: Covered Persons (excluding non-officer directors) who wish to participate in a tender offer or stock purchase plan must pre-clear such trades utilizing PTAConnect prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan. After participation begins, pre-clearance is not necessary for subsequent automatic investments.

TRANSACTIONS EXCLUDED FROM PRE-CLEARANCE PROCEDURES: Some or all of the pre-clearance procedures do not apply to the following transactions. However, these transactions must still be reported to SunGard Protegent PTA:

         o Involuntary tender offer transactions are exempt from all trading restrictions except for reporting.
         o Stock purchase plans are exempt from all trading restrictions except initial pre-clearance (and any trading restriction which might cause a denial of such pre-clearance).
         o The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions.
         o The acquisition of securities through the exercise of rights are exempt from all trading restrictions. The rights must be issued by the issuer pro rata to all holders of a class of the issuer's securities.
         o The acquisition of securities by gift of inheritance is exempt from all trading restrictions, but transactions in such securities subsequent to their acquisition are covered.
         o Shares of registered investment companies (e. g. , mutual funds).
         o        Transactions in open-ended Exchange Traded Funds ("ETFs")



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         o        Derivative transactions whose underlying value is based upon an index.
         o Certain investment club transactions (see "Investment Clubs" below).
         o The exercise of an option or a single transaction required to satisfy an option obligation, as long as the original option transaction was properly pre-cleared. Sales of uncovered calls are not permitted.

PRE-CLEARANCE EFFECTIVE PERIOD: Clearance to trade will be effective until the close of business on the day following the day on which clearance to trade is given. Open orders including stop loss orders, will generally not be allowed, due to the short pre-clearance effective period (unless such orders terminate as required). It will be necessary to repeat the pre-clearance process for transactions not executed within the noted time period for pre-clearance.

RESTRICTED TRANSACTIONS: Unless otherwise noted, the following trading restrictions are applicable to any transaction in a Covered Security beneficially owned by a Covered Person (excluding non-officer directors).

SHORT SALES: Any Covered Person (excluding non-officer directors) who sells short a Covered Security that such person knows is held long by any client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 Index). Client ownership of Covered Securities will be checked as part of the pre-clearance process referenced above.

HEDGE FUNDS AND OTHER GROUPS: Covered Persons (excluding non-officer directors) may only participate in hedge funds, or similar investment groups as passive investors. Such passive investments are not subject to these trading restrictions, but must be reported to CCO, or his/her designee as provided herein.

INVESTMENT CLUBS: Investment clubs are organizations where investor members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Because each member of the investment club generally participates in the investment decision making process, each Covered Person belonging to such a club must first obtain written, documented approval from the CCO before participating in any investment club. Such approval is requested by means of the "Investment Club Pre-Approval Form," which is available from the AINA compliance department. Participation in an investment club is deemed "Beneficial Ownership" of the securities held by such investment club. Therefore, all securities owned by the club must be included on a Covered Person's holdings report and transaction statements through PTAConnect. If a Covered Person can demonstrate that he/she does not participate in investment decision-making, then a waiver of the pre-clearance requirement may be granted. An exemption from the pre-clearance requirement will not be granted if the Covered Person has influence or control over the club's investment decisions or if Covered Persons make up 50% or more of the club's members. The AINA compliance department will periodically review investment club trading for abuses and conflicts and reserves the right to cancel approval of participation or to subject all of the club's trades to pre-clearance and other requirements. Investment club accounts may not be used to undermine the Policies and Procedures.

BLACKOUT PERIODS: Whenever AINA or any employee of AINA receives, either in the normal course of business or through other means, what is considered material non-public information (see discussion under "Insider Trading"), the employee will provide the name of such company on which the employee has material non-public information to the CCO or his/her designee who shall keep a "Restricted List" which shall be provided to SunGard Protegent PTA. No Covered Person (excluding non-officer directors) shall be able to execute a transaction in a Covered Security of an entity on the Restricted List.

PENDING ORDERS: No Covered Person (excluding non-officer directors) may engage in a transaction in a Covered Security when there is a known buy or sell order pending for a client, on behalf of any account, in that same security. The existence of pending orders will be checked as part of the pre-clearance process referenced above.

ONE DAY WINDOW: No personal securities transaction will be pre-cleared if a transaction in the Covered Security was made by AINA on behalf of any account during the day in which the request for pre-clearance is made or the previous business day.

FIVE-DAY RULE: If a personal securities sales transaction in a Covered Security is properly pre-cleared, and within five business days after the personal trade, AINA on behalf of any client sells the same security, the Covered Person (excluding non-officer directors) must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price received by such person and the least favorable price received by the client during such period.

THIRTY-DAY RULE: Covered Persons (excluding non-officer directors) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within 30 calendar days, provided, however, that such a sale shall be permitted in the event of unusual circumstances (e.g., an unanticipated hardship) if the prior written consent of the CCO is obtained. A record of this consent shall be kept for five years. This Thirty-Day Rule is put in place to indicate AINA's strong encouragement that its Covered Persons engage in investment activities in lieu of trading activities.

TRADING RESTRICTIONS FOR NON-OFFICER DIRECTORS:   As a regular business
practice, AINA attempts to keep the directors informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. However, it is AINA's general policy not to communicate specific trading information and/or advice on specific issues to the directors (i.e., no information should generally be given on securities for which current activity is being considered for Accounts). Since the non-officer directors generally have limited access to specific trading information, the directors will not be bound by the Pre-Clearance requirements or Restricted Transaction section of these Personal Trading Policies and Procedures.

If any Covered Person communicates specific trading information to a director or a director otherwise obtains such information, (i) the security on which trading information is communicated or obtained shall be deemed to be a "Designated Security," (ii) the director shall have restrictions on trading in such Designated Security as described below and (iii) the CCO or his/her designee shall provide written notice to the director notifying the director that he or she has received current trading information with respect to such Designated Security and that the director shall be subject to the Pre-Clearance Procedures and Restricted Transaction provisions of this Code of Ethics with respect to such Designated Security for the period of time stated in the written notice.

The written notice to a director will state the length of time that the security shall be deemed by the CCO or his/her designee to be a Designated Security. The CCO will determine an appropriate length of time based on the nature of the trading information shared with the director. For example, if AINA informs a director that it intended to sell a security within a week, AINA might determine that such security would be deemed to be a Designated Security with respect to the director for a 25 day period. If AINA informs the director that it intends to accumulate a position in a security over a three month period, AINA might designate such security to be a Designated Security with respect to such director for a 120 day period.

PENALTIES FOR TRADING VIOLATIONS; An initial failure to pre-clear securities or failure to pre-clear a restricted security mayl result in a warning to the Covered Person with notice to the Covered Person's management and Human Resources. Similarly, engaging in restricted transactions in violation of the procedures set forth herein may result in a warning to the Covered Person with notice to the Covered Person's management and Human Resources. Subsequent violations may result in additional warnings or more stringent penalties depending upon the frequency and severity of the violation and other factors.

TESTING
PA Compliance shall provide random samples of Associated Persons trading records to the CCO on a quarterly basis so that the CCO can check such matters as the proper pre-clearance of trades. PA Compliance will provide the CCO with annual certifications providing that PA Compliance is maintaining trading records for all Associated Persons for five years.

CHIEF COMPLIANCE OFFICER RESPONSIBILITIES
The CCO has the responsibility for the overall implementation and administration of this Code of Ethics.
This includes the specific responsibilities set forth above as well as the following:

         o ensuring that all Covered Persons have been made aware of their obligations under this Code of Ethics, including conducting training sessions for new employees;
         o providing a reminder each quarter in connection with trade reporting;
         o providing periodic reminders to all Access Persons at such time or times as he/she deems appropriate;
         o        designating persons to be Access Persons;
         o        reviewing holdings and transactions reports;
         o        addressing pre-clearance issues;
         o receiving reports of violations and suspected violations of the Code, investigating them promptly, with such assistance as may be required, and determining whether a violation has occurred;
         o reviewing the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation and providing a written report to the' Board of Directors of each RIC which requires it, describing such review; and
         o updating the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in AINA's business activities or regulatory developments.

The CCO shall also ensure that the following records are kept for five years (minimum two years on-site).

         o        All initial holdings reports
         o        All personal trading reports
         o A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years
         o A record of any violation of the Code of Ethics and of any action taken as a result of the violation
         o All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, a Covered Person
         o A list of persons who are currently, or within the past five years were, Access Persons
         o All records documenting the annual review of the Code of Ethics
         o All records of pre-clearance requests and the responses thereto

The CCO may delegate certain administrative responsibilities under this Code of Ethics. The CCO shall retain ultimate responsibility, however, for the administration of the Code of Ethics.